Exhibit 99.1
PRESS RELEASE

INX Inc. Announces Executive Role and Title Changes

Houston, Texas--October 7, 2010--INX Inc. today announced that Company veteran Mark T. Hilz has been named President and Chief Executive Officer, while James H. Long will take the title of Executive Chairman.

Mr. Hilz previously served on the Company’s board of directors as an independent board member between February 1999 and July 2000. He joined the Company’s management team to startup InterNetwork Experts, Inc. a subsidiary that was merged with the parent company INX Inc. in 2005, at which time he became the President and Chief Operating Officer of the Company, the title he has held since that time.

Mr. Long founded the Company in 1983 and has served as its Chairman and CEO since that time, overseeing the Company’s growth from a small privately held start-up operation, navigating the company through becoming a publicly traded company, then several years later transitioning the Company from a traditional value added reseller of information and communications technology to its current focus.

Regarding the changes in executive management roles, Mr. Long said, “Mark has served as our President and COO for almost six years, and prior to that time spent over four years building the subsidiary company that has become our entire operations today.  He has been instrumental in driving growth and making INX a recognized leader in our field.  Mark and I have worked closely together for years and I am pleased to be able to pass the CEO title to Mark, a title he has earned through the substantial contribution he has made to INX.  While my title is changing, I remain INX’s largest shareholder and I intend to continue to devote all of my efforts to creating value for INX shareholders.”

Commenting on his new role and title, Mr. Hilz said, “INX is a recognized leader as a technology solutions provider in the areas Cloud Computing and Unified Communications.  I look forward to continuing to build our position in the market but also now focusing on building and improving all aspects of the company.”

ABOUT INX INC.:

INX Inc. (NASDAQ:INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX believes it is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

Contacts:
Mike French
INX Inc.
(713) 795-2000
Mike.French@inxi.com